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Memory Pharmaceuticals Appoints Tony Scullion as Executive Chairman
and James R. Sulat as President and CEO

Montvale, NJ – May 10, 2005 – Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has appointed Tony Scullion, the Company’s President and Chief Executive Officer, as full-time Executive Chairman of the Company. James Sulat has been appointed President and Chief Executive Officer of the Company and will also join the Company’s Board of Directors. Jonathan J. Fleming, the current non-executive Chairman, will remain a member of the Board of Directors. All appointments will take effect on May 17, 2005.

“When I first met Jim several months ago, it was to discuss the possibility of his joining the Company’s Board. I immediately recognized that his broad corporate experience and reputation, particularly as Chief Financial Officer of Chiron Corporation, together with my background in operational management, business and corporate development, would create a powerful and complementary management combination for Memory Pharmaceuticals,” stated Mr. Scullion. “In addition to working closely with Jim on operational matters, I will be focusing on corporate strategy and development and corporate governance. I am delighted to welcome Jim to the Memory Pharmaceuticals team.”

From April 1998 to May 2003, Mr. Sulat served as Vice President and Chief Financial Officer of Chiron Corporation where his responsibilities included business development and investor relations, in addition to the financial management functions of the company. Following his five years with Chiron, Mr. Sulat served as a Senior Executive Vice President of Moore Wallace Incorporated, which was acquired in 2004 by R.R. Donnelley, one of the nation’s largest printing companies, where he served as Chief Financial Officer. Prior to joining Chiron, he was the Chief Financial Officer of Stanford Health Services, the clinical healthcare delivery arm of the Stanford University Medical Center. Mr. Sulat serves on the board of directors of Maxygen, Inc., Intercell AG and Ariat International, Inc. He holds a B.S. from Yale University, an M.B.A. from Stanford University and an M.S. in health services administration from Stanford University.

Mr. Sulat stated, “Over the last few months, I’ve had the opportunity to learn about Memory Pharmaceuticals, first from Tony and then from the Board of Directors. I have been very impressed with the quality and diversity of the Company’s pipeline of products in the central nervous system area and its highly productive research and development platform, led by the Company’s Chief Scientific Officer, David Lowe. Under Tony’s leadership, Memory Pharmaceuticals has become an innovative leader in the CNS area and I look forward to working with Tony and the team to build on their successes and take the Company to a new level.”

Prior to joining Memory Pharmaceuticals as Chief Executive Officer in 2001, Mr. Scullion spent more than 25 years in global pharmaceutical companies, including seven years heading Global Business Development at GlaxoWellcome plc, where he was a member of its Management Committee, and 16 years with Pfizer Inc. in senior global marketing, strategic and operational management positions.

“I would like to thank Jonathan Fleming, as Chairman, for his significant contributions to the Company and I look forward to working with Jonathan in his continuing role as a member of the Board,” stated Mr. Scullion.

Jonathan J. Fleming said, “Memory Pharmaceuticals has been powered by a dynamic management team that has translated years of global pharmaceutical industry experience and expertise into a pipeline that has multiple development programs and which is fueled and refueled by ongoing research. I look forward to working with Tony and Jim as we move forward towards achieving our goals.”

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the Company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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